Calumet Specialty Products Partners, L.P. Reports Fourth Quarter and Full Year 2014 Results

INDIANAPOLIS—(PR NEWSWIRE) — February 27, 2015 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership,” “Calumet,” “we,” “our” or “us”), a leading independent producer of specialty hydrocarbon and fuel products, reported a net loss for the quarter ended December 31, 2014 of $63.5 million, or $(0.95) per diluted unit, compared to a net loss of $15.5 million, or $(0.27) per diluted unit for the same quarter in 2013. For the full year 2014, the Partnership reported a net loss of $112.2 million, or $(1.80) per diluted unit, versus net income of $3.5 million, or $(0.17) per diluted unit, in 2013.

Excluding special items, Calumet reported Adjusted net income of $65.5 million, or $0.86 per diluted unit, for the fourth quarter 2014, versus an Adjusted net loss of $20.1 million, or $(0.34) per diluted unit, for the fourth quarter 2013. Fourth quarter 2014 net loss include six special items: (1) a charge related to a lower of cost or market (“LCM”) inventory adjustment of $72.8 million; (2) a $31.8 million loss related to the liquidation of last-in, first-out (“LIFO”) inventory layers; (3) a $16.6 million gain on the early settlement of select 2015 and 2016 crack spread derivatives contracts; (4) $23.2 million of unrealized derivative losses; (5) an $18.2 million gain on sales of Renewable Identification Numbers (“RINs”) related to the Partnership’s retroactive exemption from compliance with the U.S. Renewable Fuels Standard (“RFS”) at its Shreveport and San Antonio refineries for 2013; and (6) a $36.0 million goodwill impairment charge related to the Partnership’s 2014 acquisition of two oilfield services companies, Anchor Drilling Fluids USA, Inc. (“Anchor”) and Specialty Oilfield Solutions, Ltd. (“SOS”). For detailed information on a reconciliation of special items, please see the section of this release entitled “Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA Excluding Special Items and Distributable Cash Flow.”

Calumet reported Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) of $76.4 million in the fourth quarter 2014, versus $53.2 million in the prior year. For the full year 2014, the Partnership generated Adjusted EBITDA of $305.9 million, compared to $241.5 million in 2013. Excluding the special items noted above, Adjusted EBITDA was $136.1 million and $366.8 million in the fourth quarter and full year 2014, respectively, compared to $51.4 million and $235.2 million in the fourth quarter and full year 2013, respectively.

The Partnership’s specialty products and fuel products segments reported significant growth in Adjusted EBITDA during the fourth quarter 2014, when compared to the prior year period, primarily due to a combination of improved reliability at its key fuels refineries and a significant year-over-year decline in crude oil prices that contributed to improved margins, particularly within the Partnership’s specialty products segment. During the fourth quarter 2014, specialty products gross profit increased $26.3 million.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the fourth quarter 2014 was $38.2 million, compared to $10.6 million in the prior year period. For the full year 2014, DCF was $142.9 million, compared to $18.5 million in 2013. A year-over-year improvement in gross profit and a reduction in replacement and environmental capital expenditures and turnaround costs was partially offset by higher cash interest expense. Excluding the special items noted above, DCF was $97.9 million and $203.8 million in the fourth quarter and full year 2014, respectively, compared to $8.8 million and $12.2 million in the fourth quarter and full year 2013, respectively.

Management Commentary

“Consistently reliable refining operations and elevated specialty products margins contributed to significant growth in Adjusted EBITDA during the fourth quarter 2014, versus the prior year period,” stated Bill Grube, Vice Chairman and Chief Executive Officer. “During the first quarter 2015, specialty products margins remain strong, while fuels refining margins are trending higher in the niche, inland markets where we operate. Importantly, each of our key fuels refineries continues to operate on plan, with no major turnarounds scheduled at these refineries until 2018.”

“During the next twelve months, Calumet is scheduled to complete all four of its previously announced organic growth projects, the combination of which are expected to provide significant incremental EBITDA upon which to further grow our Partnership,” stated Grube. “The Dakota Prairie refinery and Missouri esters plant expansions are scheduled for completion during the second quarter 2015, while the San Antonio refinery solvents project is now scheduled for completion during the fourth quarter 2015. Our Montana refinery expansion project remains scheduled for a first quarter 2016 completion date.”

“As our slate of organic growth projects begins to contribute cash flows to our operations during the next twelve months, we believe that Calumet can make progress toward our targeted long-term debt to trailing twelve months Adjusted EBITDA ratio (“debt to Adjusted EBITDA ratio”) of 4.0x, ” added Grube. “As of December 31, 2014, our debt to Adjusted EBITDA ratio was 5.6x, down from 7.4x at June 30, 2014 and 6.0x at September 30, 2014.”

“Calumet remains an attractive opportunity for income-focused investors,” continued Grube. “In 2014, we paid in excess of $210 million in cash distributions to unitholders, representing a yield of approximately 10% at the current unit price. In February 2015, we announced a quarterly cash distribution of $0.685 per unit, or $2.74 per unit on an annualized basis, for the quarter ended December 31, 2014 on all of our outstanding limited partner units. During the second half of 2014, our distribution coverage ratio improved to 1.0x, versus (0.1)x in the second half of 2013. The Partnership remains committed to maintaining a distribution policy that provides for consistent distributions to our unitholders.”

Performance Highlights - Fourth Quarter 2014

•
Significant year-over-year improvement in Adjusted EBITDA, excluding special items. Adjusted EBITDA, excluding special items, increased to $136.1 million versus $51.4 million in the prior year period, driven mainly by improved utilization of the Partnership’s refining system and improved gross profit within the Partnership’s specialty products segment.

•
Significant year-over-year improvement in DCF, excluding special items. DCF, excluding special items, increased significantly in the fourth quarter 2014 to $97.9 million, versus $8.8 million in the prior year period, primarily due to higher Adjusted EBITDA period over period.

•	Improved distribution coverage ratio. The Partnership’s distribution coverage ratio, excluding special items, improved to 1.9x in the fourth quarter 2014, versus 0.2x in the fourth quarter 2013.

•
Improved refining system reliability. The Partnership conducted no major planned or unplanned maintenance during the fourth quarter 2014 at our fuels refineries, which resulted in improved capture rates.

•
Improved leverage ratio. Since peaking at a ratio of debt to Adjusted EBITDA ratio of 7.4x as of June 30, 2014, the leverage ratio declined in both the third and fourth quarters of 2014. As of December 31, 2014, the Partnership’s leverage ratio was 5.6x.

Oilfield Services Segment

Beginning with the fourth quarter 2014, the Partnership began reporting a third, new reporting segment designated as “Oilfield Services.” This segment includes contributions from our Anchor and SOS businesses, both of which were acquired by the Partnership during 2014. During the fourth quarter 2014, the oilfield services segment generated Adjusted EBITDA of $9.7 million, or 12.7% of total Adjusted EBITDA during the period, versus $17.3 million in the third quarter 2014.

Organic Growth Projects Update

The Partnership is engaged in a multi-year capital spending campaign that includes four high-return organic growth projects. These projects have forecasted annualized rates of return of 20% to 30% and stand to provide significant incremental EBITDA growth for the Partnership during the next 24 months.

As of December 31, 2014, Calumet had invested approximately $440.0 million in the organic growth projects campaign. The Partnership currently forecasts the total projected cost for the organic growth projects campaign to be approximately $640.0 million to $665.0 million, up from the prior forecast of approximately $600.0 million. Revised cost estimates are attributable to higher project costs related to the construction of the Dakota Prairie refinery and the San Antonio refinery solvents project (both discussed below). Project costs on the Montana refinery expansion and Missouri Esters plant expansion remain consistent with the prior forecast. All project forecasts are subject to change, given market conditions.

▪
Great Falls, Montana Refinery Expansion Project. Calumet is engaged in a project designed to increase production capacity at its Great Falls, Montana refinery from 10,000 barrels per day (“bpd”) to 25,000 bpd. This project will allow the Partnership to capitalize on local access to cost-advantaged Bow River crude oil, while producing additional fuels and refined products for delivery into the regional market. The scope of this project includes the installation of a new crude unit that will process 25,000 bpd of crude oil and other feedstocks and a new 25,000 bpd hydrocracker. We estimate that this project will be completed during the first quarter 2016.

The estimated total cost of the expansion project remains approximately $400.0 million, subject to market conditions, while the total estimated annual EBITDA contribution from this project is revised to a range of between $70 million to $90 million, subject to market conditions. Estimated annual EBITDA contribution assumes a per barrel discount of $10 on Bow River crude oil sourced for the Montana refinery, when compared to the per barrel price of West Texas Intermediate (“WTI”).

▪
Dakota Prairie Refinery. Calumet, together with its 50/50 joint venture partner, MDU Resources, Inc., is nearing completion on the construction of a 20,000 bpd diesel refinery located in Dickinson, North Dakota. The refinery, which is expected to be completely supplied with locally-sourced Bakken crude oil, is expected to commence operations during the second quarter 2015.

The estimated total construction cost of the expansion project to the joint venture is approximately $425.0 million to $435.0 million, versus the prior estimate of approximately $400.0 million, while the total estimated annual EBITDA contribution to the joint venture from this project is estimated to be $60 million to $70 million, subject to market conditions. Both the project cost and EBITDA contribution are to be split equally between the joint venture partners.

▪
San Antonio, Texas Refinery Solvents Project. Calumet has commenced a project that will take a portion of its San Antonio refinery’s ultra-low sulfur diesel and jet fuel production and convert it into up to 3,000 bpd of higher margin solvents that will meet customer requirements for low aromatic content. Solvents production will supplement the refinery’s current fuels production slate and will be targeted toward the drilling fluid, paints and coating markets. This project is expected to be completed during the fourth quarter 2015. The estimated total construction cost of the solvents project is approximately $65.0 million to $75.0 million, up from the prior estimate of approximately $40.0 million, while the total estimated annual EBITDA contribution from this project is estimated to be approximately $20.0 million.

▪
Missouri Esters Plant Expansion Project. Calumet continues to make progress on a project designed to more than double the production capacity of its Louisiana, Missouri esters plant from 35 million pounds per year to an estimated 75 million pounds per year. We anticipate this project is expected to be completed during the second quarter 2015. Esters are a key base stock used in the aviation, refrigerant and automotive lubricants markets. The current estimated total construction cost of the esters plant expansion is approximately $40.0 million to $45.0 million, while the total estimated annual EBITDA contribution from this project is estimated to be $8.0 million to $12.0 million.

Financial Guidance

▪
Introducing 2015 Capital Spending Forecast. For the full year 2015, the Partnership anticipates total capital expenditures of $285.0 million to $335.0 million. Approximately $210.0 million to $245.0 million of the total 2015 capital spending plan is allocated toward organic growth projects. The 2015 capital spending plan also includes an estimated $60.0 million to $70.0 million in replacement and environmental capital expenditures and approximately $15.0 million to $20.0 million allocated to turnaround costs.

▪
Estimated 2015 RFS Compliance Impact. In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet expects to purchase blending credits referred to as RINs. The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. The Partnership expects its gross estimated annual RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, will be in the range of 90 million to 100 million RINs for the full year 2015, excluding the potential for any subsequent hardship waivers that may or may not be granted by the U.S. Environmental Protection Agency to any of the Partnership’s fuel refineries at a later time.

Partnership Liquidity

On December 31, 2014, Calumet had availability under its revolving credit facility of $314.1 million, based on a $579.2 million borrowing base, $114.3 million in outstanding standby letters of credit and $150.8 million in outstanding borrowings. In addition, Calumet had $8.5 million of cash on hand as of December 31, 2014. Calumet believes it will continue to have ample liquidity from cash on hand, sufficient cash flow from operations, borrowing capacity and adequate access to capital markets to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures. On a continuous basis, the Partnership focuses on various initiatives, including working capital initiatives, to further enhance its liquidity.

Gross Profit Comparison of Quarters Ended December 31, 2014 and December 31, 2013

During the fourth quarter 2014, the Partnership realigned its reportable segments for financial reporting purposes as a result of the Anchor and SOS acquisitions in 2014 to create a new reporting segment, oilfield services. Prior to this change, Anchor and SOS were reported as part of the specialty products segment. This reporting change did not impact the Partnership’s consolidated results.

Gross profit by segment for the three months ended December 31, 2014 and 2013 are as follows:

	Three Months Ended
	December 31,
	2014	2013
	(Dollars in millions, except per barrel data)
Specialty products	$105.4	$79.1
Fuel products	(25.3)	33.4
Oilfield services	43.2	—
Total gross profit	$123.3	$112.5

Specialty products gross profit per barrel	$46.97	$34.45
Fuel products gross profit per barrel (including hedging activities)	$(2.79)	$4.31
Fuel products gross profit per barrel (excluding hedging activities)	$(6.26)	$3.81

Specialty Products
Specialty products gross profit increased 33.2%, or $26.3 million, in the fourth quarter 2014, compared to the fourth quarter 2013. The year over year increase was primarily due to the decreased cost of feedstocks and incremental gross profit generated from the Bel-Ray and United Petroleum acquisitions, partially offset by decreased sales volume, a $0.5 million LCM inventory adjustment and a $6.1 million decreased gain related to the liquidation of LIFO inventory layers.

Fuel Products
Fuel products segment gross profit decreased 175.7%, or $58.7 million, in the fourth quarter 2014 compared to the fourth quarter 2013. The year over year decline was primarily attributable to a decline in benchmark refined product margins as a result of a narrowing in the discount between WTI and select crude oil feedstocks processed at our fuels refineries, a $70.7 million LCM inventory adjustment and a $29.1 million decreased gain related to the liquidation of LIFO inventory layers, partially offset by $35.7 million increase in realized derivative gains and an $18.2 million gain related to the sale of RINs.

Oilfield Services
Oilfield services segment gross profit was $43.2 million for the fourth quarter 2014, attributable to the Anchor and SOS acquisitions in 2014.

Operations Summary

The following table sets forth information about our combined operations, excluding the results of operations of Anchor and SOS. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol and biodiesel and the resale of crude oil in our fuel products segment. The tables include the results of operations at our San Antonio refinery commencing January 2, 2013, Bel-Ray facility commencing December 10, 2013 and United Petroleum assets commencing February 28, 2014:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(bpd)		(bpd)
Total sales volume (1)	122,945	109,098	122,852	116,477
Total feedstock runs (2)	118,656	103,565	117,427	110,237
Facility production: (3)
Specialty products:
Lubricating oils	11,438	13,247	11,836	13,247
Solvents	8,862	8,859	8,934	8,759
Waxes	2,077	1,800	1,510	1,443
Packaged and synthetic specialty products (4)	1,665	1,102	1,754	1,481
Other	1,606	2,319	1,829	2,192
Total	25,648	27,327	25,863	27,122

Fuel products:
Gasoline	37,457	29,757	34,221	29,374
Diesel	29,199	25,837	27,074	26,015
Jet fuel	5,008	2,162	4,799	4,105
Asphalt, heavy fuel oils and other	20,661	17,852	22,189	19,976
Total	92,325	75,608	88,283	79,470
Total facility production (3)	117,973	102,935	114,146	106,592
____________

(1)
Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales.

The increase in total sales volume quarter over quarter is due primarily to increased sales of fuel products primarily at the Shreveport and San Antonio refineries, partially offset by decreased sales of lubricating oils and solvents.
The increase in total sales volume in 2014 compared to 2013 is due primarily to increased production at the Montana and Superior refineries as a result of turnaround activity in 2013, increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013 and incremental sales volume from the acquisition of Bel-Ray, partially offset by decreased production at the Shreveport refinery as a result of extended turnaround activity in 2014.

(2)	Total feedstock runs represent the bpd of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
The increase in total feedstock runs quarter over quarter is due primarily to increased production at the Shreveport refinery as a result of increased operational reliability and increased production at the San Antonio refinery as a result of the crude oil unit expansion completed in December 2013.
The increase in total feedstock runs in 2014 compared to 2013 is due primarily to increased feedstock runs at the Superior refinery in 2014 as a result of turnaround activity in 2013, increased feedstock runs at the Montana refinery in 2014 as a result of turnaround activity in 2013, incremental feedstock runs as a result of the Bel-Ray Acquisition and incremental feedstock runs in 2014 as a result of the San Antonio crude oil unit expansion completed in December 2013, partially offset by decreased feedstock runs at the Shreveport refinery as a result of extended turnaround activity in 2014.

(3)
Total facility production represents the bpd of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.

The increases in total facility production in 2014 over 2013, as well as quarter over quarter, are due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products, including the products from the Royal Purple, Bel-Ray, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited consolidated statements of operations and consolidated statements of cash flows for the three months and years ended December 31, 2014 and 2013.

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(In millions)		(In millions)
Derivative gain (loss) reflected in sales	$21.3	$(1.7)	$(9.0)	$(3.1)
Derivative gain reflected in cost of sales	12.0	6.6	46.0	3.6
Derivative gain reflected in gross profit	$33.3	$4.9	$37.0	$0.5

Realized gain (loss) on derivative instruments	$26.1	$(10.1)	$43.8	$(4.7)
Unrealized gain (loss) on derivative instruments	(23.2)	2.8	(0.6)	25.7
Derivative gain reflected in interest expense	1.1	—	3.3	—
Total derivative gain (loss) reflected in the unaudited consolidated statements of operations	$37.3	$(2.4)	$83.5	$21.5
Total gain (loss) on commodity derivative settlements	$66.0	$(10.0)	87.5	$(6.0)

About the Partnership

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has fourteen manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma, eastern Missouri and North Dakota.

A conference call is scheduled for today, February 27, 2015, at 1:00 p.m. ET (12:00 p.m. CT) to discuss the financial and operational results for the fourth quarter 2014. Investors, analysts and members of the media interested in listening to the live presentation may call (866) 318-8615 and enter passcode 50358643. The telephonic replay is available by calling (888) 286-8010 and entering passcode 73514766. The replay will be available beginning Friday, February 27, 2015, at approximately 5:00 p.m. ET until Friday, March 6, 2015. A webcast of the earnings call and accompanying presentation slides will be available on the Partnership’s website at http://www.calumetspecialty.com.

The information contained in this press release is available on Calumet’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three months and year ended December 31, 2014 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements, including our targeted debt to Adjusted EBITDA ratio and our expected future distributions, are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause our actual results to differ from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels, other refined products and oilfield services; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the RFS, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items and provide reconciliations of EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items to net income (loss) and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define “EBITDA” for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define “Adjusted EBITDA” for any period as: (1) net income (loss) plus; (2)(a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) unrealized losses from mark-to-market accounting for hedging activities, (e) realized gains under derivative instruments excluded from the determination of net income (loss), (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss), (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark-to-market accounting for hedging activities, (b) realized losses under derivative instruments excluded from the determination of net income (loss) and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define “Distributable Cash Flow” for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us, our investors and analysts to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 9.625% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”), the indenture governing our 7.625% senior notes due January 15, 2022 that were issued in November 2013 (the “2022 Notes”) and the indenture governing our 6.5% senior notes due April 15, 2021 that were issued in March 2014 (the “2021 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2020 Notes, 2022 Notes and 2021 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this press release for prior periods have been updated to reflect the use of the new calculations. Please see our filings with the SEC, including our 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items should not be considered alternatives to net income (loss), operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items, management recognizes and considers the limitations of these measurements. EBITDA , Adjusted EBITDA and Adjusted EBITDA, Excluding Special Items do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items in the same manner. The following tables present a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA, Distributable Cash Flow, Adjusted Net Income (Loss), Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except unit and per unit data)

	Three Months Ended,		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Sales	$1,339.4	$1,243.1	$5,791.1	$5,421.4
Cost of sales	1,216.1	1,130.6	5,261.4	5,011.4
Gross profit	123.3	112.5	529.7	410.0
Operating costs and expenses:
Selling	46.3	15.9	149.6	62.6
General and administrative	25.0	22.2	98.3	82.1
Transportation	47.5	38.6	171.4	142.7
Taxes other than income taxes	3.5	4.5	13.4	14.2
Asset impairment	36.0	—	36.0	10.5
Other	4.6	2.4	14.2	6.3
Operating income	(39.6)	28.9	46.8	91.6
Other income (expense):
Interest expense	(27.5)	(23.1)	(110.8)	(96.8)
Debt extinguishment costs	—	(14.6)	(89.9)	(14.6)
Realized gain (loss) on derivative instruments	26.1	(10.1)	43.8	(4.7)
Unrealized gain (loss) on derivative instruments	(23.2)	2.8	(0.6)	25.7
Other	(0.5)	0.5	(2.3)	2.7
Total other expense	(25.1)	(44.5)	(159.8)	(87.7)
Net income (loss) before income taxes	(64.7)	(15.6)	(113.0)	3.9
Income tax expense (benefit)	(1.2)	(0.1)	(0.8)	0.4
Net income (loss)	$(63.5)	$(15.5)	$(112.2)	$3.5
Allocation of net income (loss):
Net income (loss)	$(63.5)	$(15.5)	$(112.2)	$3.5
Less:
General partner’s interest in net income (loss)	(1.2)	(0.3)	(2.2)	0.1
General partner’s incentive distribution rights	3.9	3.8	15.4	14.7
Non-vested share based payments	—	—	—	0.2
Net loss available to limited partners	$(66.2)	$(19.0)	$(125.4)	$(11.5)
Weighted average limited partner units outstanding:
Basic	69,775,827	69,635,865	69,671,827	67,938,784
Diluted	69,775,827	69,635,865	69,671,827	67,938,784
Limited partners’ interest basic net loss per unit	$(0.95)	$(0.27)	$(1.80)	$(0.17)
Limited partners’ interest diluted net loss per unit	$(0.95)	$(0.27)	$(1.80)	$(0.17)
Cash distributions declared per limited partner unit	$0.685	$0.685	$2.74	$2.70

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8.5	$121.1
Accounts receivable, net	349.8	263.3
Inventories	513.5	567.4
Derivative assets	23.2	—
Prepaid expenses and other current assets	7.5	18.9
Deposits	1.7	3.7
Deferred income taxes	2.3	—
Total current assets	906.5	974.4
Property, plant and equipment, net	1,464.4	1,160.4
Investment in unconsolidated affiliates	137.3	33.4
Goodwill	245.8	207.0
Other intangible assets, net	257.5	212.9
Other noncurrent assets, net	108.3	100.0
Total assets	$3,119.8	$2,688.1
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$419.9	$355.8
Accrued interest payable	37.6	22.5
Accrued salaries, wages and benefits	21.9	14.0
Other taxes payable	17.9	16.7
Other current liabilities	40.0	36.2
Current portion of long-term debt	0.6	0.4
Derivative liabilities	5.6	54.8
Total current liabilities	543.5	500.4
Deferred income taxes	32.3	1.7
Pension and postretirement benefit obligations	20.0	11.7
Other long-term liabilities	0.9	1.1
Long-term debt, less current portion	1,712.9	1,110.4
Total liabilities	2,309.6	1,625.3
Commitments and contingencies
Partners’ capital:
Partners’ capital	796.5	1,116.2
Accumulated other comprehensive income (loss)	13.7	(53.4)
Total partners’ capital	810.2	1,062.8
Total liabilities and partners’ capital	$3,119.8	$2,688.1

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	December 31,
	2014	2013
Operating activities	(Unaudited)
Net income (loss)	$(112.2)	$3.5
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	138.6	117.8
Amortization of turnaround costs	24.5	15.9
Non-cash interest expense	6.4	7.0
Non-cash debt extinguishment costs	19.0	3.4
Provision for doubtful accounts	0.5	0.1
Unrealized (gain) loss on derivative instruments	0.6	(25.7)
Asset impairment	36.0	10.5
Loss on disposal of fixed assets	4.8	15.2
Non-cash equity based compensation	6.5	4.8
Deferred income tax benefit	(1.2)	—
Lower of cost or market inventory adjustment	74.1	(2.1)
Earnings in unconsolidated affiliates	3.4	—
Other non-cash activities	0.7	(9.9)
Changes in assets and liabilities:
Accounts receivable	(0.4)	(32.3)
Inventories	43.9	16.4
Prepaid expenses and other current assets	1.3	2.6
Derivative activity	6.7	(1.8)
Turnaround costs	(27.6)	(68.6)
Deposits	2.6	4.2
Other assets	—	(0.1)
Accounts payable	(13.1)	6.8
Accrued interest payable	15.1	(1.0)
Accrued salaries, wages and benefits	(14.7)	(7.1)
Accrued income taxes payable	—	(27.6)
Other taxes payable	(1.1)	3.0
Other liabilities	13.7	6.8
Pension and postretirement benefit obligations	(1.3)	(2.7)
Net cash provided by operating activities	226.8	39.1
Investing activities
Additions to property, plant and equipment	(289.9)	(160.8)
Investment in unconsolidated affiliates	(105.4)	(31.8)
Cash paid for acquisitions, net of cash acquired	(263.6)	(177.7)
Proceeds from sale of property, plant and equipment	0.1	—
Net cash used in investing activities	(658.8)	(370.3)
Financing activities
Proceeds from borrowings — revolving credit facility	1,625.1	865.6
Repayments of borrowings — revolving credit facility	(1,474.3)	(865.6)
Repayments of borrowings — senior notes	(500.0)	(100.0)
Repayments of borrowings — acquisition debt assumed	—	(11.9)
Payments on capital lease obligations	(1.9)	(1.1)
Proceeds from other financing obligations	—	3.5
Proceeds from public offerings of common units, net	3.6	392.5
Proceeds from senior notes offerings	900.0	344.7
Debt issuance costs	(19.9)	(7.3)
Contributions from Calumet GP, LLC	0.1	8.4
Common units repurchased and taxes paid for phantom unit grants	(2.2)	(7.1)
Cash settlement of unit based compensation	(0.9)	—
Distributions to partners	(210.2)	(201.6)
Net cash provided by financing activities	319.4	420.1
Net increase (decrease) in cash and cash equivalents	(112.6)	88.9
Cash and cash equivalents at beginning of year	121.1	32.2
Cash and cash equivalents at end of year	$8.5	$121.1

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended,		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)
Net income (loss) (1)	$(63.5)	$(15.5)	$(112.2)	$3.5
Add:
Interest expense	27.5	23.1	110.8	96.8
Debt extinguishment costs	—	14.6	89.9	14.6
Depreciation and amortization	37.6	29.6	138.6	117.8
Income tax expense (benefit)	(1.2)	(0.1)	(0.8)	0.4
EBITDA	$0.4	$51.7	$226.3	$233.1
Add:
Unrealized (gain) loss on derivatives	23.2	(2.8)	0.6	(25.7)
Realized gain (loss) on derivatives, not included in net income (loss) (2)	6.5	(4.8)	6.6	(1.8)
Amortization of turnaround costs	6.2	5.0	24.5	15.9
Asset impairment	36.0	—	36.0	10.5
Non-cash equity based compensation and other items	4.1	4.1	11.9	9.5
Adjusted EBITDA	$76.4	$53.2	$305.9	$241.5
Less:
Replacement and environmental capital expenditures (3)	8.2	15.7	31.8	64.2
Cash interest expense (4)	26.2	21.3	104.4	89.8
Turnaround costs	5.0	5.7	27.6	68.6
Income tax expense (benefit)	(1.2)	(0.1)	(0.8)	0.4
Distributable Cash Flow	$38.2	$10.6	$142.9	$18.5

(1)	Includes a $74.1 million LCM inventory adjustment and an $18.2 million gain related to the sale of RINs in the full year 2014.

Includes a $72.8 million LCM inventory adjustment and an $18.2 million gain related to the sale of RINs in the three months ended December 31, 2014 period.

(2)	Includes a $12.4 million gain related to the early settlement of certain derivative instruments and $5.8 million of non-cash derivative losses included in net loss in the 2014 periods.

(3)
Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(4)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Year Ended December 31,
	2014	2013
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:	(Unaudited)
Distributable Cash Flow	$142.9	$18.5
Add:
Replacement and environmental capital expenditures (1)	31.8	64.2
Cash interest expense (2)	104.4	89.8
Turnaround costs	27.6	68.6
Income tax expense (benefit)	(0.8)	0.4
Adjusted EBITDA	$305.9	$241.5
Less:
Unrealized (gain) loss on derivatives	0.6	(25.7)
Realized gain (loss) on derivatives, not included in net income (loss) (3)	6.6	(1.8)
Amortization of turnaround costs	24.5	15.9
Asset impairment	36.0	10.5
Non-cash equity based compensation and other non-cash items	11.9	9.5
EBITDA	$226.3	$233.1
Add:
Unrealized (gain) loss on derivatives	0.6	(25.7)
Cash interest expense (2)	(104.4)	(89.8)
Asset impairment	36.0	10.5
Lower of cost or market inventory adjustment	74.1	(2.1)
Non-cash equity based compensation	6.5	4.8
Deferred income tax benefit	(1.2)	—
Amortization of turnaround costs	24.5	15.9
Income tax (expense) benefit	0.8	(0.4)
Provision for doubtful accounts	0.5	0.1
Debt extinguishment costs	(70.9)	(11.2)
Changes in assets and liabilities:
Accounts receivable	(0.4)	(32.3)
Inventories	43.9	16.4
Other current assets	3.9	6.8
Turnaround costs	(27.6)	(68.6)
Derivative activity	6.7	(1.8)
Other noncurrent assets	—	(0.1)
Accounts payable	(13.1)	6.8
Accrued interest payable	15.1	(1.0)
Accrued income taxes payable	—	(27.6)
Other current liabilities	(2.1)	2.7
Other, including changes in non-current liabilities	7.6	2.6
Net cash provided by operating activities	$226.8	$39.1

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

(3)	Includes a $12.4 million gain related to the early settlement of certain derivative instruments and $5.8 million of non-cash derivative losses included in net loss in the 2014 period.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In millions)

	Three Months Ended,		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Net income (loss) to Adjusted net income (loss):	(Unaudited)
Net income (loss)	$(63.5)	$(15.5)	$(112.2)	$3.5
Special items:
Add:
Early settlement of certain derivative instruments	(16.6)	—	(16.6)	—
Unrealized (gain) loss on derivatives	23.2	(2.8)	0.6	(25.7)
Cash gain related to the sale of RINs	(18.2)	—	(18.2)	—
LCM inventory adjustment	72.8	1.6	74.1	(2.1)
LIFO liquidation (gain) loss	31.8	(3.4)	31.8	(4.2)
Asset impairment	36.0	—	36.0	10.5
Adjusted net income (loss)	$65.5	$(20.1)	$(4.5)	$(18.0)
Allocation of adjusted net income (loss)
Adjusted net income (loss)	$65.5	$(20.1)	$(4.5)	$(18.0)
Less:
General partner’s interest in adjusted net income (loss)	1.3	(0.4)	(0.1)	(0.4)
General partner’s incentive distribution rights	3.9	3.8	15.4	14.7
Non-vested share based payments	—	—	—	0.2
Adjusted net income (loss) available to limited partners	$60.3	$(23.5)	$(19.8)	$(32.5)
Weighted average limited partner units outstanding
Basic	69,775,827	69,635,865	69,671,827	67,938,784
Diluted	69,958,194	69,635,865	69,671,827	67,938,784
Limited partners’ interest basic and diluted adjusted net income (loss) per unit	$0.86	$(0.34)	$(0.28)	$(0.48)
Cash distributions declared per limited partner unit	$0.685	$0.685	$2.74	$2.70

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, EXCLUDING SPECIAL ITEMS AND ADJUSTED DISTRIBUTABLE CASH FLOW, EXCLUDING SPECIAL ITEMS
(In millions)

	Three Months Ended,		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA, Adjusted EBITDA, Excluding Special Items and Distributable Cash Flow, Excluding Special Items:	(Unaudited)
Net income (loss)	$(63.5)	$(15.5)	$(112.2)	$3.5
Add:
Interest expense	27.5	23.1	110.8	96.8
Debt extinguishment costs	—	14.6	89.9	14.6
Depreciation and amortization	37.6	29.6	138.6	117.8
Income tax expense (benefit)	(1.2)	(0.1)	(0.8)	0.4
EBITDA	$0.4	$51.7	$226.3	$233.1
Add:
Unrealized (gain) loss on derivatives	23.2	(2.8)	0.6	(25.7)
Realized gain (loss) on derivatives, not included in net income (loss)	6.5	(4.8)	6.6	(1.8)
Amortization of turnaround costs	6.2	5.0	24.5	15.9
Asset impairment	36.0	—	36.0	10.5
Non-cash equity based compensation and other non-cash items	4.1	4.1	11.9	9.5
Adjusted EBITDA	$76.4	$53.2	$305.9	$241.5
Special items:
Early settlement of certain derivative instruments	(44.8)	—	(44.8)	—
Cash gain related to the sale of RINs	(18.2)	—	(18.2)	—
LCM inventory adjustment	90.9	1.6	92.1	(2.1)
LIFO liquidation (gain) loss	31.8	(3.4)	31.8	(4.2)
Adjusted EBITDA, Excluding Special Items	$136.1	$51.4	$366.8	$235.2
Less:
Replacement and environmental capital expenditures (1)	8.2	15.7	31.8	64.2
Cash interest expense (2)	26.2	21.3	104.4	89.8
Turnaround costs	5.0	5.7	27.6	68.6
Income tax expense (benefit)	(1.2)	(0.1)	(0.8)	0.4
Distributable Cash Flow, Excluding Special Items	$97.9	$8.8	$203.8	$12.2

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of December 31, 2014

Fuel Products Segment

The following table provides a summary of the implied crack spreads for Calumet’s crude oil and diesel fuel swaps on a combined basis as of December 31, 2014 in the Partnership’s fuel products segment:

Crude Oil and Diesel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2015	91,000	1,000	$28.03
Third Quarter 2015	138,000	1,500	$28.02
Fourth Quarter 2015	138,000	1,500	$28.02
Calendar Year 2016	732,000	2,000	$26.71
Total	1,099,000
Average price			$27.15
The following table provides a summary of the implied crack spreads for Calumet’s crude oil and gasoline swaps on a combined basis as of December 31, 2014 in the Partnership’s fuel products segment:

Crude Oil and Gasoline Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
First Quarter 2015	315,000	3,500	$13.18
Total	315,000
Average price			$13.18

The following table provides a summary of diesel percent basis crack spread swap contracts related to diesel crack spreads as of December 31, 2014 in the Partnership’s fuel products segment:

Diesel Crack Spread Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average % of WTI/Bbl
Third Quarter 2015	414,000	4,500	33.2%
Fourth Quarter 2015	414,000	4,500	33.2%
Calendar Year 2016	1,647,000	4,500	31.7%
Total	2,475,000
Average percentage			32.2%
The following table provides a summary of crude oil percent basis swap contracts related to crude oil purchases as of December 31, 2014 in the Partnership’s fuel products segment:

Crude Oil Percent Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Fixed Percentage of NYMEX WTI (Average % of WTI/Bbl)
Third Quarter 2015	184,000	2,000	73.0%
Fourth Quarter 2015	184,000	2,000	73.0%
Total	368,000
Average percentage			73.0%